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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-37881) and related Prospectus of Coinmach Laundry Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated May 13, 1997 (except for Note 7b., as to which the date is June 2, 1997), with respect to the consolidated financial statements of Coinmach Laundry Corporation included in its Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended March 28, 1997, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Melville, New York

December 12, 1997